UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
January 22, 2006

JONES APPAREL GROUP, INC.
(Exact Name of registrant as specified in its charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-10746 (Commission File Number)	06-0935166 (IRS Employer Identification No.)
250 Rittenhouse Circle Bristol, PA 19007 (Address of principal executive offices)
(215) 785-4000 (Registrant's telephone number, including area code)
Not Applicable Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On January 22, 2006, Jones Apparel Group, Inc. ("Jones") and certain of its subsidiaries entered into a Stock Purchase Agreement with Polo Ralph Lauren Corporation ("Polo") and certain of its subsidiaries with respect to the purchase by Polo of all outstanding stock of Sun Apparel, Inc. ("Sun"), a Jones subsidiary. At the time of Polo's purchase of Sun stock, Sun will consist only of assets and liabilities primarily related to the Polo Jeans Company business. Jones will retain distribution and product development facilities in El Paso, Texas, along with certain working capital items, including accounts receivable and accounts payable. In addition, as part of the agreement, Jones will continue to provide certain support services, including, manufacturing, distribution, information technology and other financial and administrative functions, for a limited period of time. Since the acquisition of Sun in 1998, Jones has sold Polo Jeans Company products under license and design agreements entered into by Sun with Polo in 1995.

Jones and certain of its subsidiaries also entered into a settlement agreement with Polo and certain of its subsidiaries, which provides for the settlement of pending litigation between Jones and Polo regarding the termination of license and design agreements under which Jones sold Lauren by Ralph Lauren products.

The aggregate amount to be paid by Polo to Jones for the stock purchase and the settlement is $355 million.

Jones Apparel Group, Inc. issued a press release on January 23, 2006, which is attached hereto as Exhibit 99.1 and is furnished herewith.

Item 9.01  Financial Statements and Exhibits.

Exhibit No.	Description
99.1	Press Release of the Registrant dated January 23, 2006.

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JONES APPAREL GROUP, INC. (Registrant) By: /s/ Wesley R. Card Wesley R. Card Chief Operating and Financial Officer

 Date: January 23, 2006

Exhibit Index

Exhibit No.	Description
99.1	Press Release of the Registrant dated January 23, 2006.

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